Exhibit 99.1

News Release

WEATHERFORD COMMENCES VOLUNTARY CHAPTER 11 PROCESS

Financial Restructuring Implemented through “Pre-Packaged” Chapter 11 Process Will Reduce Company’s Long-Term Debt by More Than $5.8 Billion

Proposed Restructuring Contemplates $1.75 Billion in New Financing and up to $1.25 Billion in Additional Post-Emergence Financing

Weatherford Operations Are Continuing Without Interruption and With No Expected Impact on Customers, Vendors, Partners or Employees

BAAR, SWITZERLAND, July 1, 2019 - Weatherford International plc, Weatherford International Ltd., and Weatherford International, LLC (collectively, “Weatherford” or the “Company”) announced today that the Company has initiated its previously-announced financial restructuring by commencing voluntary cases under chapter 11 of the U.S. Bankruptcy Code to effectuate its “pre-packaged” Plan of Reorganization (the “Chapter 11 Cases”). The Company’s other entities and affiliates are not included in the Chapter 11 Cases. Weatherford also expects to file Bermuda and Irish examinership proceedings (collectively with the Chapter 11 Cases, the “Cases”) in the coming months. The comprehensive financial restructuring would significantly reduce the Company’s long-term debt and related interest costs, provide access to additional financing and establish a more sustainable capital structure.

The Company has received commitments from lenders for  $1.75 billion of debtor-in-possession financing (the “DIP Facility”). The proceeds of the DIP Facility will be available to fund the Company’s working capital needs throughout the Cases. Additionally, upon exit from bankruptcy the Company will have access to additional financing in the form of (a) an undrawn first lien exit revolving credit facility in the principal amount of up to $1.0 billion, and (b) up to $1.25 billion of new tranche A senior unsecured notes with a five-year maturity. In addition, on emergence from bankruptcy the Company will issue $1.25 billion of new tranche B senior unsecured notes with a seven-year maturity to holders of the Company’s existing unsecured notes.

BUSINESS AS USUAL

The Company has filed “first day” motions to obtain the requisite court authority for the Company to continue operating its businesses and facilities in the ordinary course without disruption to its customers, vendors, partners or employees.

The Company is working to complete all necessary milestones and will disclose details regarding planned emergence in due course.

Lazard is acting as financial advisor for the Company, Latham & Watkins, LLP as legal counsel, and Alvarez & Marsal as restructuring advisor. Evercore is acting as financial advisor for the group of the Company’s senior noteholders and Akin Gump Strauss Hauer & Feld LLP as legal counsel.

ABOUT WEATHERFORD

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 80 countries and has a network of approximately 650 locations, including manufacturing, service, research and development and training facilities and employs approximately 26,000 people. For more information, visit http://www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Restructuring Agreement; risks attendant to the bankruptcy process, including our ability to obtain the approval of the bankruptcy court with respect to motions filed in the Cases, the outcomes of bankruptcy court rulings and the Cases in general and the length of time that we may be required to operate in bankruptcy; the effectiveness of the overall restructuring activities pursuant to the Cases and any additional strategies that we may employ to address our liquidity and capital resources; the actions and decisions of creditors, regulators and other third parties that have an interest in the Cases, which may interfere with the ability to confirm and consummate a plan of reorganization; restrictions on us due to the terms of any debtor-in-possession credit facility that we will enter into in connection with the Cases and restrictions imposed by the bankruptcy court; our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

NO SOLICITATION OR OFFER

Any new securities to be issued pursuant to the restructuring transactions have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, the new securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this press release a solicitation of consents to or votes to accept any chapter 11 plan. Any solicitation or offer will only be made pursuant to a confidential offering memorandum and disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

CONTACTS

Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer